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                                                                    EXHIBIT 3.12

                             [AMVESCAP LETTERHEAD]

                               September 29, 1998

               Amended and Restated Transfer Restriction Agreement
                                November 4, 1996

To the Persons Named
in the Transfer Restriction
Agreement Referred to Below:

         Reference is made to the Amended and Restated Transfer Restriction Agreement (the "Agreement") dated November 4, 1996 among AMVESCAP PLC, formerly named INVESCO, PLC ("AMVESCAP") and the persons named therein. Capitalized terms used herein without definition have the meanings given to them in the Agreement.

         Section 3(g) of the Agreement limits the Transfers of Ordinary Shares permitted by such Section 3(g) only to Transfers of the Ordinary Shares received upon the exercise of those Options that were unvested at the Effective Time.

         AMVESCAP hereby waives the limitation in such Section 3(g) that limits the applicability of such section to the Ordinary Shares received upon the exercise of Options vested at the Effective Time. As a result of this waiver, any Ordinary Shares received upon the exercise of Options vested at the Effective Time may be Transferred pursuant to Section 3(g) to the same extent that Ordinary Shares received upon the exercise of Options unvested at the Effective Time may be Transferred pursuant to such Section 3(g).


                                                  Sincerely,


                                                  AMVESCAP PLC


                                                  By /s/ ROBERT F. MCCULLOUGH
                                                    ---------------------------
                                                  Name: Robert F. McCullough
                                                        Chief Financial Officer